Exhibit 10.4
RETENTION AND TRANSITION AGREEMENT
I. RECITALS
A. This AGREEMENT, which is effective on the EFFECTIVE DATE, is by and between Newmont USA Limited and Brant Hinze (hereinafter “EMPLOYEE”).
B. WHEREAS, NEWMONT has requested that EMPLOYEE remain employed at NEWMONT to facilitate the transfer of EMPLOYEE’S duties to EMPLOYEE’S successor.
C. WHEREAS, EMPLOYEE has agreed to remain employed at NEWMONT and EMPLOYEE has forgone an alternative offer of employment to obtain the consideration contained in this AGREEMENT.
D. In consideration of the promises contained in this AGREEMENT, NEWMONT and EMPLOYEE agree as follows:
II. DEFINITIONS
The following definitions shall be applicable for the purposes of only this AGREEMENT:
A. “AGREEMENT” means this Retention and Transition Agreement.
B. "CAUSE” means the material failure of EMPLOYEE to perform EMPLOYEE’S work duties or the material failure to follow NEWMONT policies or procedures. CAUSE shall also mean the EMPLOYEE engaged in illegal, dishonest or fraudulent conduct.
C. "EFFECTIVE DATE” means the first date upon which all of the following have occurred: (1) EMPLOYEE has executed this AGREEMENT; and (2) the executed AGREEMENT has been timely returned to Director of Executive Compensation, Newmont, 6363 South Fiddler’s Green Circle, Greenwood Village, Colorado 80111.
D. “EMPLOYEE” means Brant Hinze.
E. “NEWMONT” means Newmont USA Limited and any predecessor or current or former subsidiary, parent, affiliated company, or successor of any of them, or benefit plan maintained or participated in by any of them, and the current and former directors, officers, employees, shareholders and agents of any or all of them, unless otherwise specifically stated in this AGREEMENT.

III. COVENANTS
A. Retention Period. EMPLOYEE agrees to remain in his position of Regional Senior Vice President, North America, or any other position that NEWMONT deems appropriate, in its reasonable discretion, until December 31, 2009 (“Retention Period”). EMPLOYEE’S base salary during the Retention Period shall not be less than EMPLOYEE’S base salary as of the EFFECTIVE DATE of this AGREEMENT. During the Retention Period, EMPLOYEE shall remain eligible for all benefits and bonuses applicable to his position, including restricted stock, restricted stock unit or stock option awards for 2009 performance granted in 2010. EMPLOYEE understands and agrees that he is not eligible for any restricted stock, restricted stock unit or stock option award for 2010 performance. During the Retention Period, EMPLOYEE shall remain an at-will employee of NEWMONT, unless Richard O’Brien, Brian Hill and Alan Blank are all three no longer officers of Newmont Mining Corporation. If Richard O’Brien, Brian Hill and Alan Blank are all three simultaneously no longer officers of Newmont Mining Corporation any time prior to January 1, 2010, then NEWMONT shall not be entitled to terminate the employment of EMPLOYEE during the Retention Period without CAUSE. Prior to terminating the employment of EMPLOYEE during the Retention Period for failure to perform at acceptable standards, as determined in the reasonable discretion of NEWMONT, NEWMONT shall issue EMPLOYEE a written notice of such performance deficiencies and allow EMPLOYEE a minimum of 10 days to cure performance deficiencies, and up to 30 days to cure performance deficiencies if EMPLOYEE is diligently pursuing cure of such performance deficiencies. If NEWMONT terminates EMPLOYEE’S employment for any reason prior to January 1, 2010, EMPLOYEE shall not be entitled to any of the consideration in paragraph III.B of this AGREEMENT. If EMPLOYEE terminates employment with NEWMONT for any reason prior to January 1, 2010, EMPLOYEE shall not be entitled to any of the consideration in paragraph III.B or III.C of this AGREEMENT.
B. Transition Period and Consideration. If EMPLOYEE remains employed with NEWMONT through December 31, 2009, EMPLOYEE shall become the Technical Advisor to the Executive Vice President of Operations for a term of January 1, 2010 until April 1, 2011 (“Transition Period”) with duties, as determined by the Executive Vice President of Operations, but not to exceed, 20 hours per month. As of the EFFECTIVE DATE of this AGREEMENT, the Technical Advisor to the Executive Vice President of Operations position meets eligibility requirements for the Health Plan of Newmont and service accrual requirements of the Pension Plan of Newmont and the Salaried Retiree Medical Plan of Newmont. EMPLOYEE shall be subject to any and all amendments or changes to any and all health, welfare and retirement plans, like any other employee, during the Retention Period and the Transition Period. During the Transition Period, EMPLOYEE may not become employed with an employer other than NEWMONT without the express written consent of NEWMONT; provided however, that if NEWMONT terminates EMPLOYEE during the Transition Period, then this restriction shall also terminate. During the Transition Period, EMPLOYEE shall receive base salary at the same rate as the base salary of EMPLOYEE on December 31, 2009 and EMPLOYEE shall be entitled to benefits under the health and retirement benefits of Newmont for which EMPLOYEE is eligible pursuant to the terms of such plans. During the Transition Period, EMPLOYEE shall not be eligible for any benefits under any bonus, equity or any change of control plan. NEWMONT shall be entitled to terminate EMPLOYEE’S employment with NEWMONT prior to April 1, 2011 for CAUSE (but not for any other reason) without any severance, other sort of termination payment or salary or benefits (beyond the separation date) to EMPLOYEE. If EMPLOYEE terminates employment with NEWMONT for any reason prior to April 1, 2011, EMPLOYEE shall not be entitled to any severance, other sort of termination payment or salary or benefits (beyond the separation date).
C. Restricted Stock and Restricted Stock Units. In the event that NEWMONT terminates EMPLOYEE’S employment during the Retention Period for any reason other than CAUSE, NEWMONT will make a request to the Board of Directors of Newmont Mining Corporation to vest all of EMPLOYEE’S unvested restricted stock and restricted stock units.
D. No Other Payments. Upon termination of employment on April 1, 2011, EMPLOYEE shall not be entitled to any payments or benefits beyond the amounts stated in Section III.B of this AGREEMENT and EMPLOYEE waives all rights to other compensation and benefits including specifically, but not exclusively, salaries, bonuses, severance benefits or payments, benefits of whatsoever kind and description, and allowances for perquisites, but excluding all vested rights pursuant to any applicable pension or retirement savings plan of NEWMONT. Any stock options, restricted stock and restricted stock units are governed by the applicable award agreement.
E. Nonsolicitation of Employees. EMPLOYEE agrees that EMPLOYEE will not during the Transition Period and for a period of one (1) year immediately following his separation of employment from NEWMONT, for any reason, either on EMPLOYEE’s own account or in conjunction with or on behalf of any other person or entity whatsoever, directly or indirectly induce, solicit, or entice away any person who, at any time during the three (3) months immediately preceding EMPLOYEE’S date of separation, is a managerial level employee of NEWMONT (including, but not limited to, any executive, director-level employee, manager, or any equivalent or successor term for any such employee.)

IV. ADDITIONAL PROVISIONS
A. Severability. In case any one or more of the provisions of this AGREEMENT shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired. Further, any provision found to be invalid, illegal or unenforceable shall be deemed, without further action on the part of the parties hereto, to be modified, amended and/or limited to the minimum extent necessary to render such clauses and/or provisions valid and enforceable.
B. Governing Law. This AGREEMENT shall be construed in accordance with the laws of the State of Colorado.

NEWMONT		EMPLOYEE

By:	/s/ Brian Hill	/s/ Brant Hinze
Title:	Executive Vice President, Operations
Date:	July 22, 2009	Date: July 22, 2009